Exhibit 12.2

Deloitte & Touche LLP
30 Rockefeller Plaza
New York, NY 10112-0015
USA

Tel: +1 212 489 1600
Fax: +1 212 489 1687
www.deloitte.com

INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors of YS RE RAF I LLC:

We have audited the accompanying financial statement of YS RE RAF I LLC (the "Fund"), which comprise the statement of assets and liabilities as of June 30, 2021, and the related notes to the financial statement.

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of YS RE RAF I LLC as of June 30, 2021 in accordance with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

August 16, 2021